Exhibit 10.1

AMENDMENT TO OFFER LETTER

This Amendment effective as of February 6, 2019, amends the Offer Letter dated May 12, 2015 (the “Original Offer Letter”) between you and Versartis, Inc. (now known as Aravive, Inc, the “Company”). The Original Letter as amended by this Amendment being referred to as (the “Amended Offer Letter”). Capitalized terms used herein without definition shall have the meanings assigned in the Original Offer Letter.

WHEREAS, you were retained under the Original Offer Letter by the Company to serve as its Chief Executive Officer; and

WHEREAS, the Company desires to amend certain severance benefits set forth in the Original Offer Letter.

1. Section 7(a) of the Original Letter is hereby deleted in its entirety and replaced with the following revised Section 7(a):

“7. Severance Benefits.

(a) Termination For Any Reason Other Than Cause Or Permanent Disability Not In Connection With A Change of Control. If the Company terminates your employment for any reason other than Cause or Permanent Disability (both as defined herein) and a Separation occurs, and the Separation is not in connection with a Change of Control, then you will be entitled to the benefits described in Sections 7 (i)-(iv) below; provided that you also (i) return all Company property and confidential information in your possession on or within seven (7) days of the Separation; and (ii) immediately resign as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, effective as of the Separation; and (iii) on or within sixty (60) days after the Separation execute a general release of all known and unknown claims that you may have against the Company or persons affiliated with the Company in the form prescribed by the Company, without alterations, and you allow such release to become fully effective.

(i) Salary Continuation. The Company will continue to pay your base salary for a period of twelve (12) months after your Separation, less required deductions and withholdings. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within thirty (30) days after the Release Deadline and, once they commence, will be retroactive to the date of your Separation. The salary continuation payments will end when you commence new employment or substantial self-employment and you agree to inform the Company immediately in such event.

(ii) COBRA. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of: (i) the close of the eighteen-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA; or (iii) the date when you commence new employment or substantial self-employment and you agree to inform the Company immediately in such event.

(iii) Accelerated Vesting. If vesting does not accelerate under Section 6, then the Company will accelerate the vesting of the number of shares subject to the Option and RSU that would have vested in the twelve (12) month period after your Separation.

(iv) Exercise of Option. The Company will extend the exercise period for any vested shares subject to the Option such that you would be able to exercise any such vested shares for a period of twelve months after your Separation.

2. Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3. No Other Amendments; Confirmation. All other terms of the Original Offer Letter shall remain in full force and effect. The Original Offer Letter Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Original Offer Letter to be duly executed as of the day and year first above written.

ARAVIVE, INC.

By:	/s/ Vinay Shah
Name:	Vinay Shah
Title:	Chief Financial Officer

/s/ Jay Shepard
JAY SHEPARD